DRAFT

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and to the incorporation by reference in the Statement of Additional Information included in this Registration Statement (Form N-2) (Pre-Effective Amendment No. 2 to File No. 333-223945) of DNP Select Income Fund Inc., of our report dated December 14, 2017, with respect to the financial statements as of October 31, 2017, and the use of our report dated May 31, 2018, with respect to the Senior Securities as of October 31, 2017.

/s/ Ernst & Young LLP

Chicago, Illinois

May 31, 2018